Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in Registration Statement No. 333-219793 on Form S-8 of our report dated March 15, 2018 (August 29, 2018, as to the effects of the segment change discussed in Note 17) (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph referring to fresh-start reporting), relating to the financial statements of Tidewater Inc. appearing in this Current Report on Form 8-K dated August 30, 2018.

/s/ DELOITTE & TOUCHE LLP

Houston, Texas

August 30, 2018